As filed with the Securities and Exchange Commission February 13, 2006	Registration No. 333-______**

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3**
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	36-3898269 (I.R.S. Employer Identification No.)

810 Seventh Avenue, 4th Floor New York, NY 10019 (Address and telephone number of registrant’s principal executive offices and principal place of business)

Mr. Nicholas J. Rossettos
Chief Financial Officer
Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, 4th Floor
New York, NY 10019
Telephone: (212) 582-3950
Facsimile: (212) 582-3957
(Name, address and telephone number of agent for service)
Copies to: Christopher J. Melsha, Esq. Maslon Edelman Borman & Brand, LLP 90 South 7th Street, Suite 3300 Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 642-8343

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement, as shall be determined by the selling stockholders identified herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share (2)	25,627,684	1.35	34,597,373.40	4,072.11 (2)
Common stock, par value $.001 per share	810,810	1.31 (3)	1,062,161.10 (3)	113.65 (3)

(1)
There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Such shares were previously registered on the Registrant’s Form SB-2 filed September 23, 2005 (File No. 333-128542). The registration fee for such shares, which was determined in accordance with Rule 457(c) based upon a $1.35 per share average of the high and low prices for the Registrant’s common stock, as reported on the OTCBB on September 20, 2005, was previously paid in connection with such registration. The prospectus in this Form S-3 is intended to combine the prospectus included in such previously filed Form SB-2 in accordance with Rule 429.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based upon a $1.31 per  share average of high and low prices of the Registrant's common stock on the American Stock Exchange on February 7, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

**Pursuant to Rule 429, the prospectus included in this Registration Statement on Form S-3 also relates to 25,627,684 shares of common stock previously registered under the Registrant’s registration statement on Form SB-2, File No. 333-128542, for which a registration fee was previously paid. Accordingly, as provided by Rule 429(b), this Registration Statement on Form S-3 is also intended to be deemed a post-effective amendment to the Registrant’s Form SB-2, File No. 333-128542.

EXPLANATORY NOTE NOT FORMING PART OF PROSPECTUS

This Registration Statement on Form S-3 relates to the resale of an aggregate of 810,810 shares of the Registrant’s common stock issued to a third party vendor of the Registrant, including 135,135 shares issuable upon exercise of a warrant. Additionally, the prospectus included in this Form S-3 also relates to an aggregate of 25,627,684 shares of the Registrant’s common stock that were previously registered on the Registrant’s Registration Statement on Form SB-2, File No. 333-128542, filed with the Commission on September 23, 2005. In accordance with the provisions of Rule 429 under the Securities Act of 1933, the prospectus included in such Form SB-2 is being combined with the prospectus included in this Form S-3. Accordingly, the selling stockholder table included in the prospectus in this Form S-3 includes all of the selling stockholders identified in the Registrant’s Form SB-2 (File 333-128542).

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated February 13, 2006

OFFERING PROSPECTUS

Manhattan Pharmaceuticals, Inc.

26,438,473 Shares

Common Stock

The selling stockholders identified on pages 14-19 of this prospectus are offering on a resale basis a total of 26,438,473 shares of our common stock, including 3,114,092 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is listed on the American Stock Exchange under the symbol “MHA.” On , 2006, the last sale price for our common stock as reported on the American Stock Exchange was $ .

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is , 2006.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus. Accordingly, you are urged to carefully review this prospectus (including all documents incorporated by reference into this prospectus) in its entirety.

Our Company

We are engaged in the business of developing and commercializing early-stage technologies, particularly biomedical and pharmaceutical technologies. We aim to acquire proprietary rights to these technologies, by license or acquisition of an ownership interest, fund their research and development and eventually bring the technologies to market. We currently are researching and developing three biomedical technologies: oleoyl-estrone, an orally administered hormone which we believe can be used to treat obesity; lingual spray propofol, a proprietary lingual spray technology to deliver propofol for pre-procedural sedation prior to diagnostic, therapeutic or endoscopic procedures; and PTH (1-34), a topical treatment for psoriasis. None of the product candidates have been approved by the United States Federal Drug Administration or any other regulatory body. Further, we have not received any commercial revenues to date and, until we receive the necessary approvals from the FDA or a similar foreign regulatory authority, we will not have any commercial revenues.

•
Oleoyl-estrone, our lead product candidate, is an orally administered novel therapeutic being developed to treat obesity. We recently completed Phase Ia and Phase Ib trials relating to oleoyl-estrone. The Phase Ia trial was conducted pursuant to an investigational new drug application, or “IND,” accepted by the FDA in January 2005. The Phase Ia study, which was conducted at Basel, Switzerland, involved 36 obese volunteers and was conducted to measure the pharmacokinetic (i.e., the manner in which the drug is absorbed, distribution, metabolism and elimination by the body) profile of oleoy-estrone, as well as its safety and tolerability in obese males and females. Twelve of the 36 patients received placebo and 24 receved a single dose in one of six strengths ranging from 1 mg to 150 mg. Oleoyl-estrone was shown to be safe with no serious adverse events noted in this study.

The Phase Ib study, also conducted in Switzerland, was a seven day repeat dose study. The primary purpose of the Phase Ib study was to assess the safety, tolerability and pharmacokinetics of oleoyl-estrone in 24 obese volunteers in four cohorts of 6 patients each who received either placebo or oleoyl-estrone in doses ranging from 10 mg to 150 mg once daily for seven consecutive days. The study demonstrated evidence of greater weight loss among the treated groups than the placebo group. The results indicated that oleoyl-estrone was generally well-tolerated at all doses and no serious adverse events were reported. Oleoyl-estrone also demonstrated evidence of reduction in weight, desire to eat, hunger levels, fasting glucose and LDL cholesterol. There were also no clinically significant changes in the physical exams, vital signs, ECGs, coagulation and liver function tests. Clinical laboratories findings included reversible, dose-dependent elevations in estrone and estradiol levels, as well as reductions in testosterone levels. We plan to initiate a Phase IIa study relating to oleoyl-estrone in 2006.

•
PTH(1-34), which we acquired as a result of our April 2005 acquisition of Tarpan Therapeutics, Inc., is being developed as a topical treatment for psoriasis. In early 2001, a Phase I and II clinical trial of PTH(1-34) was completed at Boston University Medical Center. The study evaluated safety and efficacy of the drug as a topical treatment for psoriasis. This double-blinded, controlled trial in 15 patients indicated that PTH(1-34) was a potentially safe and effective treatment for plaque psoriasis. After 8 weeks of treatment, application of PTH(1-34) appeared to result in at least a partial clearing of the treated lesion in 85 percent of the patients and complete clearing in 60 percent of the patients. None of the patients appeared to experience any significant adverse effects. We initiated additional clinical trials in PTH(1-34) in late 2005.

•
We are developing propofol lingual spray, the right to which we license from NovaDel Pharma, Inc., for light to medium sedation on a Section 505b2 bioequivalence regulatory pathway toward FDA approval. In January 2005, the FDA accepted our IND for propofol lingual spray, allowing us to commence clinical trials. The FDA has indicated to us in discussions that we may proceed to a pivotal Phase III trial of propofol lingual spray following completion of Phase I trials. We are actively planning the next steps for the clinical development of this product candidate, meeting with our scientific advisors, NovaDel and other formulation partners regarding formulation, reviewing existing data, developing trial design and evaluating plans to re-enter the clinic.

We were incorporated in Delaware in May 1993 under the name “Atlantic Pharmaceuticals, Inc.” and, in March 2000, we changed our name to “Atlantic Technology Ventures, Inc.” On February 21, 2003, we completed a “reverse” acquisition of privately-held Manhattan Research Development, Inc. (formerly Manhattan Pharmaceuticals, Inc.), a Delaware corporation. To effect this transaction, we caused Manhattan Pharmaceuticals Acquisition Corp., our wholly-owned subsidiary, to merge with and into Manhattan Research Development, with Manhattan Research Development surviving as our wholly owned subsidiary. In accordance with the terms of the merger, the outstanding common stock of Manhattan Research Development automatically converted into the right to receive an aggregate of approximately 80 percent of our outstanding common stock (after giving effect to the transaction). In connection with the merger, we also changed our name to “Manhattan Pharmaceuticals, Inc.”

Our executive offices are located at 810 Seventh Avenue, 4th Floor, New York, New York, 10019 and our telephone number is (212) 582-3950. Our Internet site is www.manhattanpharma.com.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 5 of this prospectus.

The Offering

The selling stockholders identified on pages 15-20 of this prospectus are offering on a resale basis a total of 26,438,473 shares of our common stock, including 3,114,092 shares are issuable upon exercise of outstanding warrants and options, which were issued by us as follows:

•	11,917,680 outstanding common shares and 2,383,508 common shares issuable upon the exercise of the warrants issued to the investors in our August 2005 private placement;

•	595,449 common shares issuable upon the exercise of warrants issued to placement agents that provided services to us in connection with our August 2005 private placement;

•	10,731,026 shares of our common stock issued by us in connection with our acquisition of Tarpan Therapeutics, Inc. in April 2005; and

•	810,810 shares of our common stock, including 135,135 shares issuable upon the exercise of a warrant, which were issued by us to a third party vendor as payment for services rendered.

With the exception of the 810,810 shares offered by the third party vendor described above, the shares offered hereby were previously offered pursuant to our prospectus dated October 4, 2005, as supplemented to date, which prospectus was included in our previously filed registration statement on Form SB-2 (SEC No. 333-128542). This prospectus supersedes our October 4, 2005 prospectus (including all supplements thereto) in its entirety.

Common stock offered	26,438,473 shares
Common stock outstanding before the offering(1)	60,092,697 shares
Common stock outstanding after the offering(2)	63,206,789 shares
Common Stock American Stock Exchange symbol	MHA

(1)	Based on the number of shares outstanding as of January 31, 2006, not including 12,871,959 shares issuable upon exercise of various warrants and options to purchase common stock.
(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Relating to our Business

We currently have no product revenues and will need to raise additional funds in the future. If we are unable to obtain the funds necessary to continue our operations, we will be required to delay, scale back or eliminate one or more of our drug development programs.

We have generated no product revenues to date and will not until we receive approval from the FDA and other regulatory authorities for our product candidates. We have already spent substantial funds developing our potential products and business, however, and we expect to continue to have negative cash flow from our operations for at least the next several years. As of September 30, 2005, we had $11,868,808 of cash and cash equivalents and $1,009,793 of short-term investments. We will have to raise additional funds to complete the development of our drug candidates and to bring them to market, however. Beyond the capital requirements mentioned above, our future capital requirements will depend on numerous factors, including:

•	the results of any clinical trials;
•	the scope and results of our research and development programs;
•	the time required to obtain regulatory approvals;
•	our ability to establish and maintain marketing alliances and collaborative agreements; and
•	the cost of our internal marketing activities.

Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available, we will be required to delay, scale back or eliminate one or more of our drug development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products that we would not otherwise relinquish.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For each of the fiscal years ended December 31, 2004, 2003 and 2002 and from August 6, 2001 (inception) through December 31, 2001, we realized net losses of $5,896,031, $5,960,907, $1,037,320 and $56,796, respectively. We realized a net loss of $16,599,629 during the nine months ended September 30, 2005. Even if we succeed in developing and commercializing one or both of our current product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;
•	seek regulatory approvals for our product candidates;
•	implement additional internal systems and infrastructure;
•	lease additional or alternative office facilities; and
•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.
We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not yet demonstrated any ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical and clinical development;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales and marketing activities.

Since inception as Manhattan Research Development, Inc., our operations have been limited to organizing and staffing, and acquiring, developing and securing our proprietary technology and undertaking pre-clinical and clinical trials of principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates.

We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must first submit to the FDA an Investigational New Drug Application, or an “IND,” which will set forth our plans for clinical testing of our product candidates. In January 2005, the FDA accepted INDs for both our Oleoyl-estrone and Propofol LS product candidates. We have not yet filed an IND for PTH(1-34). In February 2005, we began dosing patients in our first Phase I trial in Basel, Switzerland to evaluate the safety and tolerability of defined doses of orally administered oleoyl-estrone in obese adults, in accordance with FDA guidelines. Pending completion of formulation work, we expect to conduct a Phase I clinical study for propofol lingual spray in 2006 assuming formulation work is completed satisfactorily. Because propofol has already been approved by the FDA for intravenous use, the FDA has informed us that we may utilize a rapid development strategy that will enable us to go directly to a Pivotal Phase III trial following completion of our planned Phase I trials. Accordingly, we currently anticipate that development of propofol lingual spray may be completed as early as 2006. We are unable to estimate the size and timing of all the Phase II and Phase III programs for oleoyl-estrone at this time and, accordingly, cannot estimate the time when development of that product candidate will be completed.

When the clinical testing for our product candidates is complete, we will submit to the FDA a New Drug Application, or “NDA,” demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;
•	impose costly procedures on us; and
•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA approval of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We have not yet made any determination as to which foreign jurisdictions we may seek approval and have not undertaken any steps to obtain approvals in any foreign jurisdiction.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, we anticipate that our clinical trials will involve only a small patient population. We expect that our clinical trials will only involve a small sample size. Accordingly, the results of such trials may not be indicative of future results over a larger patient population.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;
•	cost-effectiveness of our product relative to competing products;
•	availability of reimbursement for our products from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program will depend upon third-party researchers and other collaborators who are outside our control.

We currently are collaborating with NovaDel Pharma, from which we license our rights to lingual spray propofol, in the development of that product candidate in the pre-clinical and early clinical trial stages. Under our agreement with NovaDel, it has agreed to perform certain development on our behalf and at our expense, including formulation stability testing, formulation analytic method development and testing and manufacture of clinical trial material for the pre-clinical and early clinical development of propofol lingual spray. Beyond those limited activities, we need to engage independent investigators and other third party collaborators to conduct pre-clinical and clinical trials for lingual spray propofol. We are not currently collaborating with any third party with respect to the development of oleoyl-estrone, but we intend to engage third party independent investigators and collaborators, which may include universities and medical institutions, to conduct our pre-clinical and clinical trials for that product candidate, as well. Accordingly, the successful development of our product candidates will depend on the performance of these third parties. These collaborators will not be our employees, however, and we cannot control the amount or timing of resources that they will devote to our programs. Our collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We will rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers, exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.
•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products. Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards. If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of its proposed products. Our future success depends, in part, on our ability to enter into and maintain such collaborative relationships, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of its proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have product candidates that will compete with ours already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;
•	undertaking pre-clinical testing and human clinical trials;
•	obtaining FDA and other regulatory approvals of drugs;
•	formulating and manufacturing drugs; and
•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

Companies that currently sell both generic and proprietary anti-obesity compounds formulations include, among others, Abbot Laboratories, Inc. and Amgen Inc. Alternative technologies are being developed to treat obesity and overweight disease, several of which are in advanced clinical trials. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights may diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We currently do not directly own the rights to any patents or patent applications. We license the exclusive rights to two issued patents relating to oleoyl-estrone, which expire in 2016, and three patent applications. We also license the exclusive rights to three issued patents relating to lingual spray propofol, which expire from 2016 to 2017. Our license for propofol lingual spray also covers one pending patent application. In addition, we license the exclusive rights to three issued patents relating to PTH (1-34) as well as a related patent application and European Patent Cooperation Treaty application. There are no other pending patent applications relating to either of our product candidates, although we anticipate the need to file additional patent applications both in the U.S. and in other countries, as appropriate.

However, with regard to the patents covered by our license agreements and any future patents issued to which we will have rights, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;
•	if and when patents will issue;
•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or
•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

  Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. For example, despite covenants in our license agreements with Oleoylestrone Developments and NovaDel Pharma, from which we license oleoyl-estrone and lingual spray propofol, respectively, that generally prohibit those companies from disclosing information relating to our licensed technology, the respective license agreements allow for each company to publish data and other information relating to our licensed technology. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

Our business is substantially dependent on the intellectual property on which our product candidates are based. To date, we have not received any threats or claims that we may be infringing on another's patents or other intellectual property rights. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others;
•	pay damages; or
•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;
•	private health maintenance organizations and health insurers; and
•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may suffer.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. We currently carry clinical trial insurance in an amount up to $2,000,000, which may be inadequate to protect against potential product liability claims or may inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. Although we intend to maintain clinical trial insurance during any clinical trials, this may be inadequate to protect us against any potential claims. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We are controlled by current officers, directors and principal stockholders.

Our directors, executive officers and principal stockholders beneficially own approximately 38 percent of our outstanding voting stock and, including shares underlying outstanding options and warrants, this group beneficially owns approximately 40 percent of our common stock. Accordingly, these persons and their respective affiliates have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues submitted to our stockholders.

Risks Related to Our Securities

A significant number of shares of our common stock are or will become available for sale and their sale could depress the price of our common stock.

A substantial number of shares of our common stock are being offered by this prospectus. We may also issue additional shares in connection with our business and may grant additional stock options to our employees, officers, directors and consultants or warrants to third parties. Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate.

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

During the last two years, the price of our common stock has ranged from a low of $0.87 per share to a high of $2.48. The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;
•	delay or failure in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;
•	achievement or rejection of regulatory approvals by our competitors or us;
•	announcements of technological innovations or new commercial products by our competitors or us;
•	developments concerning proprietary rights, including patents;
•	developments concerning our collaborations;
•	regulatory developments in the United States and foreign countries;
•	economic or other crises and other external factors;
•	period-to-period fluctuations in our revenues and other results of operations;
•	changes in financial estimates by securities analysts; and
•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

We have never paid dividends.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our stock in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipate, estimate, plan, project, continuing, ongoing, expect, management believes, we believe, we intend and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

         Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the development of our drug candidates; the regulatory approval of our drug candidates; our use of clinical research centers and other contractors; our ability to find collaborative partners for research, development and commercialization of potential products; acceptance of our products by doctors, patients or payors; our ability to market any of our products; our history of operating losses; our ability to compete against other companies and research institutions; our ability to secure adequate protection for our intellectual property; our ability to attract and retain key personnel; availability of reimbursement for our product candidates; the effect of potential strategic transactions on our business; our ability to obtain adequate financing; and the volatility of our stock price. These and other risks are detailed in this prospectus under the discussion entitled “Risk Factors,” as well as in our reports filed from time to time under the Securities Act and/or the Exchange Act. You are encouraged to read these filings as they are made.

         Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 26,438,473 shares of our common stock, including shares issuable upon the exercise of warrants. This offering includes the 11,917,680 common shares and 2,978,957 common shares issuable upon the exercise of the warrants issued in our August 2005 private placement, of which 595,449 common shares are issuable upon the exercise of warrants issued to placement agents that provided services to us in the private placement. The warrants received by the investors in the private placement are exercisable until April 2010 at an exercise price of $1.44 per share. These warrants are also redeemable by us, upon 30 days’ prior notice, when the average closing sale price of our common stock, as reported on the OTC Bulletin Board or such other market or exchange on which our common stock is then listed or quoted, equals or exceeds 200 percent of the exercise price for a period of 30 consecutive days. Upon redemption, we are obligated to pay to each warrant holder $0.001 per share underlying each outstanding warrant.

This prospectus also covers 10,731,026 shares of our common stock issued by us in connection with our acquisition of Tarpan Therapeutics, Inc. in April 2005.

This prospectus further covers the sale by a third party vendor of our company of 810,810 shares of our common stock, including 135,135 shares issuable upon the exercise of a warrant, which were issued by us as payment for services rendered. The warrant held by such vendor is exercisable at a price of $1.44 per share and otherwise contains substantially identical terms as the warrants issued by us to the investors in our August 2005 private placement, discussed above.

The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of January 25, 2006, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering

Shares Issued in August 2005 Private Placement

Philip Abdalla and Joyce V. Abdalla JTWROS	27,026	22,522	4,504	--
Neel B. Ackerman and Matha N. Ackerman JTWROS	216,216	180,180	36,036	--
Andrew W. Albstein	54,054	45,045	9,009	--
Alyad Foundation (a)	166,308	90,090	18,018	*
Alfred J. Anzalone Family Limited Partnership	27,026	22,522	4,504	--
Atlas Master Fund, Ltd.(b)	2,899,261	900,900	180,180	3.1
Marvin Belsky	54,054	45,045	9,009	--
David Benadum	47,026	22,522	4,504	--
Delaware Charter F/B/O Mark Steven Berg IRA	300,000	250,000	50,000	--

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
Nicole Berg	300,000	250,000	50,000	--
Paul Bermanski and Barbara Bermanski	27,026	22,522	4,504	--
Alan Bresler and Hanna Bresler	13,513	11,261	2,252	--
Brino Investment Ltd.(c)	49,107	22,522	4,504	*
Frank Calcutta	266,216	180,180	36,036	*
Chase Finacing, Inc.(d)	54,054	45,045	9,009	--
Concordia Institutional Multistrategy Ltd. (e)	243,242	157,657	31,531	--
Concordia Partners LP(e)	243,242	743,243	148,648	--
Cranshire Capital, L.P.(f)	270,270	225,225	45,045	--
Edmund A. Debler	26,621	18,018	3,603	*
Charles F. G. DeCell	27,026	22,522	4,504	--
Praful Desai	54,054	45,045	9,009	--
Carolyn P. Dietrich	27,026	22,522	4,504	--
Gregory J. Dovolis	152,080	90,090	18,018	*
John O. Dunkin	86,997	45,045	9,009	*
Isaac R. Dweck	113,700	90,090	18,018	*
Helen Eisen	27,026	22,522	4,504	--
Joseph C. Eisen	27,026	22,522	4,504	--
Nathan Eisen	54,054	45,045	9,009	--
Jeff Eisenberg	27,026	22,522	4,504	--
Roger Erickson	74,054	45,045	9,009	*
Eugenia VI Venture Holdings, Ltd.(g)	1,556,752	900,900	180,180	*
Fusion Capital Fund II, LLC(h)	151,313	90,090	18,018	*
Susan Gartenberg	13,513	11,261	2,252	--
Gitel Family Limited Partnership (i)	257,770	90,090	18,018	*
Dean Glasser	15,651	13,043	2,608	--
John Goodman	37,026	22,522	4,504	*
Grapemeadow NV(j)	1,111,339	450,450	90,090	*
Arthur Greco	32,432	27,027	5,405	--
Robert Guercio	84,054	45,045	9,009	*
Baruch Z. Halberstam	27,026	22,522	4,504	--
Jack Ham	52,026	22,522	4,504	*
Harewood Nominees Ltd A/C 4721300(k)	248,648	45,045	9,009	--
Harewood Nominees Ltd A/C 4689000(k)	248,648	162,162	32,432	*
Ben Heller	216,216	180,180	36,036	--
Steven R. Hurlburt	27,026	22,522	4,504	--
David Jaroslawicz	216,216	180,180	36,036	--
Jack M. Johnson	27,026	22,522	4,504	--
Patrick M. Kane	45,478	31,531	6,306	*
Abraham Katsman	27,026	22,522	4,504	--
Jay Kestenbaum	27,026	22,522	4,504	--
Daniel J. Kevles and BettyAnn Kevles JTWROS	27,026	22,522	4,504	--
Kier Family LP(l)	108,108	90,090	18,018	--
Jack Klebanow	32,432	27,027	5,405	--
Klaus Kretschmer	54,054	45,045	9,009	--
Daniel Krieger	27,026	22,522	4,504	--
Delaware Charter Guarantee & Trust Company F/B/O John Kuehn SEP IRA	47,026	22,522	4,504	*
John Kuehn	47,026	22,522	4,504	*

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
Gregory and Donna Lenchner	27,026	22,522	4,504	--
Lewis Opportunity Fund LP(m)	54,054	45,045	9,009	--
The Hyman A. Lezell Revocable Intervivos Trust, Hyman A. Lezell Trustee U/A/D 12/30/91	146,595	67,567	13,513	*
John Liatos	10,440	8,700	1,740	--
Phil Lifschitz	108,108	90,090	18,018	--
Linden Growth Partners(n)	54,054	45,045	9,009	--
S. Alan Lisenby	247,103	180,180	36,036	*
Michael Luftman	27,026	22,522	4,504	--
Robert Masters	54,054	45,045	9,009	--
Murray J. McCabe	54,054	45,045	9,009	--
Barry P. McIntosh, M.D.	27,026	22,522	4,504	--
Cooper A. McIntosh, M.D.	88,344	45,045	9,009	*
Matador Investments Pte Ltd.(o)	27,026	22,522	4,504	--
Mark Mazzer	27,026	22,522	4,504	--
Mega International Corporation(p)	58,746	22,522	4,504	*
MHR Capital Partners LP(q)	1,081,078	791,415	158,283	--
MHR Capital Partners (100) LP(q)	1,081,078	109,484	21,896	--
Mike Pat Mike Family Ltd. Partnership	16,215	13,513	2,702	--
Albert Milstein	73,026	22,522	4,504	*
Elizabeth R. Moore	32,432	27,027	5,405	--
Susan Newton and Harry Newton, JTWROS	196,453	90,090	18,018	*
Nite Capital, L.P.(x)	104,359	86,966	17,393	--
North American Equity Multi Strategy Fund A/C 10000788(k)	216,216	180,180	36,036	--
Anthony J. Ottavio	75,675	63,063	12,612	--
Barry M. Pearl	37,837	31,531	6,306	--
Perceptive Life Sciences Master Fund, Ltd.(w)	1,206,954	1,000,000	200,000	*
Laya Davidowitz Perlysky 2003 Grantor Retained Annuity Trust	112,254	45,045	9,009	*
Pleiades Investment Partners-R, LP(r)	540,538	132,432	26,486	*
Daniel Polatsch	27,026	22,522	4,504	--
Potomac Capital International Ltd.(r)	540,538	120,720	24,144	*
Potamac Capital Partners, LP(r)	540,538	197,297	39,459	*
David G. Pudelsky and Nancy H. Pudelsky JTWROS	54,054	45,045	9,009	--
Rachel Family Partnership(s)	197,162	135,135	27,027	*
Ramsay Investment Pte Ltd.(o)	5,404	4,504	900	--
Louis R. Reif	170,106	135,135	27,027	*
Frank Restivo	37,026	22,522	4,504	*
Philip J. Schiller	27,026	22,522	4,504	--
Andrew W. Schonzeit	43,243	36,036	7,207	--
Judah Schorr	27,026	22,522	4,504	--
Albert Sebag	54,054	45,045	9,009	--
Diana Shepler	37,837	31,531	6,306	--
The Shoup Revocable Trust U/A/D 4/29/03(t)	74,513	61,261	12,252	*
William S. and Elinor Silver JTWROS	54,054	45,045	9,009	*

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
The Silverman 1984 Trust D/T/D 5/02/84, Robert J. Silverman and Judith A. Silverman Trustees	27,026	22,522	4,504	--
Lucille Slocum	177,749	135,135	27,027	*
Carl S. Sorenson	27,026	22,522	4,504	--
C. Richard Stafford IRA	27,026	22,522	4,504	--
Stahler Investments, LLC(u)	203,554	45,045	9,009	*
Dennis F. Steadman	27,026	22,522	4,504	--
Katherine S. Steele	27,026	22,522	4,504	--
Stern Joint Venture, L.P.(v)	108,108	90,090	18,018	--
Joseph Strassman and Barbara Strassman, Tenants in Common	54,054	45,045	9,009	--
Gary Strauss	166,064	22,522	4,504	*
Anne Stringfield	27,026	22,522	4,504	--
Delaware Charter Guarantee & Trust Company, F/B/O Howard M. Tanning, MD IRA R/O	135,134	112,612	22,522	--
Reuben Taub	43,243	36,036	7,207	--
Carolyn N. Taylor	54,054	45,045	9,009	--
Tisu Investment Ltd.(j)	71,336	45,045	9,009	*
Joseph J. Vale	783,524	225,225	45,045	*
Michael Wallace	37,026	22,522	4,504	*
Waterspout Investments Pte. Ltd.(o)	10,810	9,009	1,801	--
Hillel Weinberger	324,324	270,270	54,054	--
Scott D. Whitaker	47,026	22,522	4,504	*
Olen C. Wilson	37,026	22,522	4,504	*
Tad Wilson	37,026	22,522	4,504	*
Lindsay A. Rosenwald (z)	3,720,483	0	275,977	5.7
Timothy McInerney (aa)	803,005	0	57,221	1.1
Michael Weiser (y)	2,396,092	0	24,099	2.6
Jason Stein	1,928,142	0	1,126	1.6
Jill Meleski	16,329	0	16,329	--
Robert Friedman	2,252	0	2,252	--
Scott Katzmann	34,347	0	34,347	--
Michael Rosenman	112,147	0	34,347	--
Bernard Gross	51,280	0	25,338	--
Karl Ruggeberg	1,351	0	1,351	--
Harris Lydon	42,297	0	42,297	--
Jeana Somers	2,500	0	2,500	--
Sandgrain Securities, Inc.	1,407	0	1,407	--
Steve A. Sherman	4,223	0	4,223	--
Robert D. Millstone	8,446	0	8,446	--
Alan Ferraro	12,900	0	12,900	--
Steven Markowitz	9,000	0	9,000	--
Fabio Migliaccio	2,257	0	2,257	--
Denise Mormile-Miglino	2,000	0	2,000	--
Michael Mullen	29,032	0	29,032	--
Joseph Sorbara	9,000	0	9,000	--

Subtotal		11,917,680	2,978,957

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering

Shares Issued to Former Stockholders of Tarpan Therapeutics, Inc.
Lester E. Lipschutz, as ttee for Lindsay A. Rosenwald 2000 Family Trusts dtd 12/15/2000	8,918,354	2,474,393	0	6.7
Michael Weiser(y)	2,371,993	851,777	0	2.6
Jason Stein	1,927,016	851,777	0	1.8
Jeffrey Serbin	528,639	477,800	0	*
Lester E. Lipschutz, as ttee for Lindsay A. Rosenwlad 2000 Irrevocable Indenture Trust dtd 5/24/2000	8,918,354	617,035	0	6.7
Lester E. Lipschutz, as ttee for the Lindsay A. Rosenwald Rhode Island Irrevocable Trust dtd 8/28/2001	8,918,354	617,035	0	6.7
Lester E. Lipschutz, ttee for The Lindsay A. Rosenwald Alaska Irrevocable Trust dtd 8/28/2001	8,918,354	617,035	0	6.7
Lester E. Lipschutz, Investment Trustee of The Lindsay A. Rosenwald Nevada Irrevocable Trust dtd 8/28/2001	8,918,354	617,035	0	6.7
Melvyn Weiss	53,654	53,654	0	--
David Bershad	13,414	13,414	0	--
Everest Capital	53,654	53,654	0	--
Future Global Holdings	2,683	2,683	0	--
GMM Capital	42,923	42,923	0	--
NTP Partners c/o William Natbony	13,414	13,414	0	--
Fidulex	7,512	7,512	0	--
Lilian Hahn	13,414	13,414	0	--
Peter and Donna Kash	21,461	21,461	0	--
Pearl Capital Partners LP	5,366	5,366	0	--
Aaron Speisman	6,707	6,707	0	--
Joseph Friedman Trust	5,366	5,366	0	--
Robert Falk	5,366	5,366	0	--
335 MAD, LLC	16,097	16,097	0	--
Yitzhak Nissan	5,366	5,366	0	--
Alan Clingman	5,366	5,366	0	--
Benjamin Feinswog Trust	16,097	16,097	0	--
Henry and Monica Millin	5,366	5,366	0	--
Robert Klein	5,366	5,366	0	--
The Holding Company	18,779	18,779	0	--
Kanter Family Foundation	8,048	8,048	0	--
Jonathan Serbin	321,932	321,932	0	--
Peter Kash	978,459	256,593	0	1.2
Joshua A. Kazam	553,026	248,826	0	*
J. Jay Lobell	279,611	254,192	0	*
David M. Tanen	674,917	233,937	0	*
Stephen C. Rocamboli	412,496	233,937	0	*
Jillian Hoffman	267,378	150,449	0	*
William Corcoran	116,567	107,310	0	*
Kyle Kuhn	103,756	103,756	0	--
David Butera	103,756	103,756	0	--
Peter Barber	103,756	103,756	0	--
Timothy McInerney(aa)	803,005	103,756	0	1.1

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering
Michael Rosenmann	112,147	77,800	0	--
Benjamin Bernstein	136,639	77,800	0	*
Colby Kash	51,871	51,871	0	--
Jared Kash	51,871	51,871	0	--
Shantall Kash	51,871	51,871	0	--
Zena Kash	51,871	51,871	0	--
Kash Family Trust	51,871	51,871	0	--
John Knox	164,229	93,897	0	*
Jennifer McNealey	46,680	46,660	0	--
John Cipriano	46,680	46,680	0	--
Elena Guttenplan	97,519	46,680	0	*
Donna Lozito	36,311	36,311	0	--
Louis Smookler	34,809	34,809	0	--
Scott Katzmann	105,093	25,942	0	*
John Papadimitropoulos	40,818	25,942	0	*
Kate Solomito	25,942	25,942	0	--
Geanine Haddad	25,942	25,942	0	--
Basil Christakos	35,546	25,942	0	*
Eric Lee	25,942	25,942	0	--
Timothy Shands	25,942	25,942	0	--
Claudia Donat	51,362	25,942	0	*
Bernard Gross	51,280	25,942	0	--
John Best	23,340	23,340	0	--
Elbert Chu	23,340	23,340	0	--
Ravi Chervu	23,340	23,340	0	--
Allison Robbins	23,340	23,340	0	--
Jamie Cabibihan	4,641	4,641	0	--
Kelly McCarthy	2,683	2,683	0	--
Elizabeth Marrero	2,683	2,683	0	--
Marion Birch	2,683	2,683	0	--
Subtotal		10,731,026	0

Miscellaneous Shares
Cato BioVentures (bb)	810,810	675,675	135,135	--

TOTAL		23,324,381	3,114,092

* Less than 1%

(a)	Dov Perlysky has voting and investment control over the shares held by the selling stockholder.
(b)	Dimitry Balyasny has voting and investment control over the shares held by the selling stockholder.
(c)	Tis Prager and Bruno Widmer share voting and investment control over the shares held by the selling stockholder.
(d)	Robert Herskowitz has voting and investment control over the shares held by the selling stockholder.
(e)	Alexander Ribaroff, Alan Daniel Wood and Peter Martin share voting and investment control over the shares held by the selling stockholder.
(f)	Mitchell P. Kopin has voting and investment control over the shares held by the selling stockholder.
(g)	Evan Burtton shares voting and investment control over the shares held by the selling stockholder.
(h)	Steven G. Martin and Joshua B. Schoenfeld share voting and investment control over the shares held by the selling stockholder.
(i)	Esther Stahler has voting and investment control over the shares held by the selling stockholder.
(j)	Tis Prager has voting and/or investment control over the shares held by the selling stockholder.
(k)	Robert Villiers has voting and investment control over the shares held by the selling stockholder.
(l)	Isaac Kier has has voting and investment control over the shares held by the selling stockholder.
(m)	William A. Lewis IV has voting and investment control over the shares held by the selling stockholder.
(n)	Paul J. Corrello has voting and investment control over the shares held by the selling stockholder.
(o)	Janet Roos, Graziella Leone, Peter Brown and Suzanne Callister share voting and investment control over the shares held by the selling stockholder.
(p)	Arturo Quintero has voting and/or investment control over the shares held by the selling stockholder.

(q)	Mark Rachesky has voting and/or investment control over the shares held by the selling stockholder.
(r)	Paul J. Solit has voting and/or investment control over the shares held by the selling stockholder.
(s)	Ruki Renov has voting and/or investment control over the shares held by the selling stockholder.
(t)	Stefan P. Shoup and Jane R. Shoup have voting and/or investment control over the shares held by the selling stockholder.
(u)	Esther Stahler has voting and/or investment control over the shares held by the selling stockholder.
(v)	Richard L. Stern has voting and/or investment control over the shares held by the selling stockholder.
(w)	Joseph E. Edelman and Andrew C. Sankin have voting and/or investment control over the shares held by the selling stockholder.
(x)	Keith Goodman has voting and/or investment control over the shares held by the selling stockholder.
(y)	Michael Weiser is a director of our company.
(z)	Lindsay A. Rosenwald has voting and/or investment control over the shares held by the selling stockholder.
(aa)	Timothy McInerney is a director of our company.
(bb)	Allen Cato, Lynda Sutton and Daniel Cato has voting and/or investment control over the shares held by the selling stockholder.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 62,527,363 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the Colorado Business Corporation Act, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Before you decide whether to invest in our common stock, you should read this prospectus and the information we otherwise file with the Securities and Exchange Commission, or the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the SEC's other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than any Current on Reports on Form 8-K filed under Item 12):

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

•	Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•
Current Reports on Form 8-K filed on February 1, 2006, January 6, 2005, April 7, 2005 (including the amendment thereto on Form 8-K/A filed on June 15, 2005), September 1, 2005 (including the amendment thereto on Form 8-K/A filed on September 19, 2005), September 20, 2005, and December 16, 2005, respectively; and

•
The description of our common stock set forth in the registration statement on Form 8-A we filed with the SEC on October 6, 2005, including any amendments or reports filed for the purpose of updating such information.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, 4th Floor
New York, New York 10019
Attention: Secretary
(212) 582-3950

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Manhattan Pharmaceuticals, Inc. as of December 31, 2004 and 2003, and for the years then ended and the period from August 6, 2001 (date of inception) to December 31, 2004, incorporated by reference into this prospectus, have been incorporated herein in reliance on the report, dated March 18, 2005, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Tarpan Therapeutics, Inc. as of December 31, 2004 and 2003, and for the year ended December 31, 2004, the period from July 16, 2003 (inception) to December 31, 2003, and the period from July 16, 2003 (inception) to December 31, 2004, incorporated by reference into this prospectus, have been incorporated herein in reliance on the report, dated April 1, 2005, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

26,438,473 Shares

Common Stock

Manhattan Pharmaceuticals, Inc.

PROSPECTUS

                  , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$2,625
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Printing and engraving expenses	1,000
Miscellaneous	1,000
$29,625

Item 15.  Indemnification of Directors and Officers.

Under provisions of the amended and restated certificate of incorporation and bylaws of the Registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the Registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the Registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The Registrant’s certificate of incorporation also eliminates the liability of directors of the Registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 16. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm - J.H. Cohn LLP.
23.2	Consent of Independent Registered Public Accounting Firm - J.H. Cohn LLP.
23.3	Consent of Maslon, Edelman Borman & Brand, LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on February 10, 2006.

Manhattan Pharmaceuticals, Inc.

By:	/s/ Douglas Abel
Douglas Abel
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Abel and Nicholas J. Rossettos, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Abel Douglas Abel	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2006

/s/ Nicholas J. Rossettos Nicholas J. Rossettos	Treasurer, Secretary and Chief Financial Officer (Principal Accounting and Financial Officer)	February 10, 2006

/s/ Neil Herskowitz Neil Herskowitz	Director	February 10, 2006

/s/ Malcolm Hoenlein Malcolm Hoenlein	Director	February 10, 2006

/s/ Timothy McInerney Timothy McInerney	Director	February 10, 2006

/s/ Joan Pons Joan Pons	Director	February 10, 2006

/s/ Richard Steinhart Richard Steinhart	Director	February 10, 2006

/s/ Michael Weiser Michael Weiser	Director	February 10, 2006

EXHIBIT INDEX

Exhibit No.	Description

5.1	Legal opinion of Maslon Edelman Borman & Brand, LLP.
23.1	Consent of Independent Registered Public Accounting Firm - J.H. Cohn LLP.
23.2	Consent of Independent Registered Public Accounting Firm - J.H. Cohn LLP.